AMENDMENT EASTERN BANK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Preamble Eastern Bank sponsors the Eastern Bank Supplemental Executive Retirement Plan (the "Plan"). The Plan may be amended, and is subject to applicable provisions of Internal Revenue Code Section . Subject to prospective amendment, the Plan presently requires the Bank to provide contribution credits to accounts of designated senior executive officers . Deemed investment experience, based on choice of investment options, is credited to each account. Accounts are payable according to timing elections of each Participant, which may not be changed unless allowed by Section 409A and the Plan. The Bank is now a wholly owned subsidiary of Eastern Bankshares, Inc. a holding company whose shares are publicly traded. It is reasonably expected that new forms of incentive compensation, such as EBC stock options and restricted stock, may be granted to Participants. To prevent redundancy of incentives, the Compensation Committee of the Board of Directors has determined it is appropriate to freeze the crediting of future compensation credits, except for credits which will be attributable to Plan compensation for calendar 2021, including incentives creditable under the Plan (if payable on or before March 15, 2022) attributable to that service. The following amendment is hereby adopted. Amendment 1. This sentence is added to Section 3.1 (Employer contributions): The Contribution Percentage for each Participant shall be reduced to Zero for Compensation earned after December 31, 2021, provided that the Contribution Percentage shall continue to be 20% with respect to any Plan Compensation attributable to service in 2021 (i.e. short term incentive plan or special bonus) and paid on or before March 15, 2022. 2. Other rules remain in effect. T The payment timing and investment crediting rules are unchanged. The amendment does not accelerate vesting for any Participant beyond what the Plan provides, nor does it change the Wrongful Conduct prohibitions or any other Plan provision. 3. 409A compliance. This amendment is intended to comply with section 409A and shall, with other Plan provisions, be interpreted and administered so th ection 409A. [the rest of this page intentionally left blank]

2 In witness whereof, this Amendment is adopted by Eastern Bank and is executed by a duly authorized officer. Eastern Bank by:_______________________________July , 2021 Kathleen C. Henry Chief Human Resources Officer